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                                                                    EXHIBIT 5.1


                           Weil, Gotshal & Manges LLP
                   767 Fifth Avenue o New York, NY 10153-0119
                                 (212) 310-8000
                              Fax: (212) 310-8007




                                 April 28, 2005


EpiCept Corporation
270 Sylvan Avenue
Englewood Cliffs, New Jersey 07632

Ladies and Gentlemen:

            We have acted as counsel to EpiCept Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-1, File No. 333-121938 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the registration of shares (the "Shares") of common stock, par value $0.0001 per share, of the Company with a maximum offering price of $75,000,000. The Shares are to be sold by the Company pursuant to an Underwriting Agreement among the Company and the Underwriters named therein (the "Underwriting Agreement"), to be filed as
Exhibit 1.1 to the Registration Statement.

            In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the form of the Amended and Restated Certificate of Incorporation of the Company to be effective upon consummation of the initial public offering contemplated by the Registration Statement, filed as Exhibit 3.2 to the Registration Statement; (ii) the form of the Amended and Restated By-Laws of the Company to be effective upon consummation of the initial public offering contemplated by the Registration Statement, filed as Exhibit 3.4 to the Registration Statement; (iii) the Registration Statement; (iv) the Prospectus contained within the Registration Statement; (v) the form of the Underwriting Agreement; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
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            In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

            Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued and sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

            The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

            We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.


                                    Very truly yours,


                                    /s/ WEIL, GOTSHAL & MANGES LLP